Exhibit 4.3

PROMISSORY NOTE

$3,500,000.00	January 31, 2005
Atlanta, Georgia

FOR VALUE RECEIVED, TRANSCEND SERVICES, INC., a Delaware corporation (“Payor”), hereby promises to pay to SUSAN McGROGAN, an individual resident of the State of Florida (“Payee”), at 10109 Cortez Boulevard, Brooksville, Florida 34613, or at such other place as Payee may designate to Payor in writing from time to time, the principal sum of THREE MILLION FIVE HUNDRED THOUSAND AND NO/100THS DOLLARS ($3,500,000.00), subject to adjustment from time to time as provided herein, or so much thereof as is then due and payable, subject to and in accordance with the terms and conditions set forth in this promissory note (this “Note”). The principal amount of this Note shall be adjusted from time to time in accordance with the provisions of Sections 8.5 of that certain Stock Purchase Agreement (the “Purchase Agreement”), of even date herewith, by and between Payor, as Buyer, and Payee, as Seller (each such adjustment, a “Principal Amount Adjustment”). Unless otherwise provided in the Purchase Agreement, any such Principal Amount Adjustment shall be effective as of the original date of this Note regardless of when such Principal Amount Adjustment is finally determined and regardless of whether such adjustment is reflected in a replacement promissory note pursuant to the terms of the Purchase Agreement. All payments under this Note shall be made in lawful money of the United States of America. As used herein, the term “Business Day” shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of Georgia. Any capitalized term used but not otherwise defined herein shall have the same meaning ascribed to such term in the Purchase Agreement.

1. Payment Provisions

1.1 Interest. The outstanding principal balance of this Note shall bear simple interest at a rate equal to five percent (5%) per annum.

1.2 Payment and Maturity. The principal balance of this Note and accrued interest thereon shall become due and payable as follows:

(a) On the first (1st) anniversary of the date hereof, all accrued but unpaid interest hereon, together with one-third (1/3) of the then remaining principal balance hereof, shall become due and payable.

(b) On the second (2nd) anniversary of the date hereof, all accrued but unpaid interest hereon, together with one-half (1/2) of the then remaining principal balance hereof, shall become due and payable.

(c) On the third (3rd) anniversary of the date hereof, all accrued but unpaid interest hereon, together with the then remaining principal balance hereof, shall become due and payable.

1.3 Prepayment. This Note may be prepaid at any time in whole or in part without penalty or premium and without the prior consent of Payee. All such optional prepayments shall be applied first in reduction of accrued but unpaid interest hereon and thereafter in reduction of the outstanding principal balance hereof.

1.4 Rights of Offset. To the extent permitted or required by the Purchase Agreement, Payor may offset any amounts owed to Payor by Payee against amounts owed by Payor hereunder.

2. Events of Default. If one or more of the following events of default (hereinafter an “Event of Default”) shall occur, then in each and every occurrence of any such Event of Default, at the option of Payee, subject to Section 1.4 above, the then outstanding principal balance of this Note, plus all accrued but unpaid interest, shall without notice (except as provided below) or demand (which is hereby waived) immediately mature and become forthwith due and payable:

2.1 Payor fails to make any payment of principal or interest hereunder when such payment is due and such failure shall not have been cured within ten (10) Business Days following Payor’s receipt of written notice of such failure from Payee.

2.2 Payor (i) makes an assignment for the benefit of creditors, (ii) admits in writing that it is unable to pay its debts generally as they become due, (iii) files a petition in bankruptcy, or for reorganization or for an adoption of an arrangement under the federal Bankruptcy Act (as now or in the future amended), or an answer to a petition seeking relief therein provided, (iv) has a petition in bankruptcy filed against it which petition is not dismissed within ninety (90) days of the filing thereof, (v) consents to the appointment of a custodian, conservator, liquidator, receiver or trustee for all or a substantial part of its property, or (vi) has a petition filed against it for the appointment of a custodian, conservator, liquidator, receiver or trustee for all or a substantial part of its property and such petition is not dismissed within ninety (90) days of the filing thereof.

2.3 Payor causes the aggregate principal amount of the indebtedness to which this Note is subordinated to exceed $1,500,000, except with the prior written consent of Payee, Payee agrees that such consent shall not be unreasonably withheld or delayed by Payee. Payee further agrees to consider in good faith any request by Payor to subordinate this Note to indebtedness replacing the existing indebtedness to which this note is then subordinated and to act reasonably in connection with any such request.

3. Savings Clause. Notwithstanding any other provision of this Note or of any other agreement or instrument to which Payor and Payee are parties, nothing herein contained or therein contained shall require the payment of any interest, expense or other charge by Payor which, when aggregated with all other interest, expenses and charges directly or indirectly paid by Payor or imposed by Payee as a condition to extension of this credit, shall exceed the highest lawful rate permissible under any law applicable thereto (the “Highest Lawful Rate”). If, but for this provision, this Note or any other such agreement or instrument would require any such payment in excess of such highest lawful rate, this Note and such other agreement or instrument shall automatically be deemed amended so that all interest, charges, expenses and other payments required hereunder or thereunder or so imposed, individually and in the aggregate, shall be equal to, but no greater than, the highest lawful rate therefor. If from any circumstances Payee should ever receive an amount which, but for this provision, would constitute an unlawful payment hereunder or thereunder, then, ipso facto, such amount shall be applied to the reduction of the outstanding principal balance of this Note and not to the payment of interest, expenses and charges.

4. Pledge Agreement. This Note, including the principal and interest payable pursuant hereto, is secured by that certain Stock Pledge Agreement, of even date herewith, between Payor and Payee (the “Pledge Agreement”).

5. Time of the Essence. Time is of the essence under this Note.

6. Notices. All notices, requests, demands, tenders or other communications required or permitted hereunder (“Notices”) must be in writing and are deemed to have been duly given if (a) delivered personally, (b) sent by facsimile, followed with an original by mail, (c) mailed, certified or registered mail, return receipt requested, postage prepaid, provided that any Notice sent only pursuant to this clause (c) shall be effective on the third (3rd) Business Day following deposit with the U.S. Mail, (d) sent by Federal Express or other nationally recognized overnight courier service or overnight express U.S. Mail, postage prepaid, as follows:

If to Payee to:

Susan McGrogan

10109 Cortez Boulevard

Brooksville, FL 34613

Facsimile:

With a copy in like manner (which shall not constitute notice) to:

Johnston and Sasser, P.A.

29 South Brooksville Avenue

Brooksville, FL 34605

Facsimile (352) 799-3187

Attention: Darryl W. Johnston, Esquire

If to Payor to:

Transcend Services, Inc.

945 East Paces Ferry Road, Suite 1475

Atlanta, Georgia 30326

Facsimile: (404) 364-8009

Attention: Chief Executive Officer

With a copy in like manner (which shall not constitute notice) to:

Smith, Gambrell & Russell, LLP

1230 Peachtree Street, N.E.

Suite 3100, Promenade II

Atlanta, Georgia 30309-3592

Facsimile: (404) 685-6923

Attention: Richard G. Greenstein, Esquire

Each party may change its address for the giving of notices and communications to it, and/or copies thereof, by written notice to the other parties in conformity with the foregoing.

7. Binding Effect; Assignment. This Note shall be binding upon Payor and its successors and permitted assigns and shall inure to the benefit of Payee and its successors and permitted assigns. This Note may not be assigned, in whole or in part, by Payee, without the consent of Payor.

8. Headings. The paragraph headings contained in this Note are for reference purposes only and shall not affect in any way the meaning or interpretation of this Note.

9. Governing Law. This Note shall be governed by and construed in accordance with the internal laws of the State of Georgia without regard to its conflicts of laws principles.

10. Subordination Legend.

THIS PROMISSORY NOTE IS SUBORDINATED TO ANY PRESENT OR FUTURE INDEBTEDNESS OWING FROM THE MAKER TO BANK OF AMERICA, N.A. AND ITS ASSIGNS, AND MAY BE ENFORCED ONLY IN ACCORDANCE WITH THAT CERTAIN SUBORDINATION AGREEMENT DATED JANUARY 31, 2005 BETWEEN SUE MCGROGAN, TRANSCEND SERVICES, INC. AND BANK OF AMERICA, N.A.

[Signatures appear on following page]

IN WITNESS WHEREOF, Payor has caused this Note to be executed as of the day and year above first written.

“PAYOR”

TRANSCEND SERVICES, INC.

By:
Name:
Title:

ACCEPTED AND AGREED TO THIS          DAY OF

JANUARY, 2005

“PAYEE”
Susan McGrogan